EXHIBIT 14

NATIONAL SECURITY SOLUTIONS INC.

FORM OF CODE OF CONDUCT AND ETHICS

OVERVIEW

This Code of Conduct and Ethics (this “Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of National Security Solutions Inc. and its subsidiaries (the “Company”).

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

PRINCIPLES

Complying with Laws, Regulations, Policies and Procedures

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, rules, regulations, policies and procedures that apply to them in their positions with the Company, including any rules promulgated by any securities exchange or securities quotation system on which the Company’s securities are listed or quoted. Employees are responsible for talking to their supervisors to determine which laws, rules, regulations and Company policies apply to their positions and what training is necessary to understand and comply with such policies.

Directors, officers and employees are directed to specific policies and procedures applicable to persons they supervise.

Director Responsibilities

The Board of Directors (the “Board”) represents the interests of stockholders, as owners of a corporation, in optimizing long-term value by overseeing management performance on the stockholders’ behalf. The Board’s responsibilities in performing this oversight function include a duty of care and a duty of loyalty.

A director’s duty of care refers to the responsibility to exercise appropriate diligence in overseeing the management of the Company, making decisions and taking other actions. In meeting the duty of care, directors are expected to:

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Attend and participate in Board and committee meetings. Personal participation, whether by presence in person, telephone or other communications equipment, is required. Directors may not vote or participate by proxy.

•	Remain properly informed about the corporation’s business and affairs. Directors should review and devote appropriate time to studying board materials.

•	Rely on others. Absent knowledge that makes reliance unwarranted, directors may rely on board committees, management, employees, and professional advisors.

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Make inquiries. Directors should make inquiries about potential problems that come to their attention and follow up until they are reasonably satisfied that management is addressing them appropriately.

A director’s duty of loyalty refers to the responsibility to act in good faith and in the Company’s best interests, not the interests of the director, a family member or an organization with which the director is affiliated. Directors should not use their positions for personal gain. A director should carefully consider the duty of loyalty when evaluating conflicts of interest and corporate opportunities.

Conflicts of Interest

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Company employees are encouraged to utilize the Company’s products and services, but this should generally be done on an arm’s length basis and in compliance with applicable law.

Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management, the Board or Company counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should promptly bring it to the attention of a supervisor, manager or other appropriate personnel.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors must refrain, however, are set out below.

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Relationship of Company with third-parties. Directors may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

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Gifts. Directors and members of their families may not accept gifts from persons or entities who deal with the Company in those cases where any such gift has a value beyond what is normal and customary courtesy in the Company’s business, or where acceptance of the gifts could create the appearance of a conflict of interest.

Corporate Opportunity

Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) subject to pre-existing fiduciary obligations, competing with the Company, provided, however, if the Company’s disinterested directors, or in the case of a related party transaction, the disinterested independent directors, determine that the Company will not pursue an opportunity that relates to the Company’s business, a director may do so. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is specifically authorized by the Board or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be material to investors or of use to competitors of the Company or harmful to the Company or its customers or employees if disclosed.

Fair Dealing

We seek, and our directors, officers and employees must seek, to outperform our competition fairly and honestly. We strive for, and our directors, officers and employees must strive for, competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Protection and Proper Use of the Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s disclosure in the public reports is complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Reporting Illegal or Unethical Behavior

Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to promptly contact either their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in a particular case, then the employee, officer or director may contact the Chief Executive Officer or the President of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the Chairman of the Board or any of the Company’s outside directors.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company’s audit committee. Subject to its legal duties, the audit committee and the Board will treat such submissions confidentially. Such submissions may be directed to the attention of the Company’s audit committee, or any director who is a member of the Company’s audit committee.

Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

Amendment, Modification and Waiver

This Code may be amended or modified by the Board. Only the Board or a committee of the Board with specific delegated authority may grant waivers of this Code. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the American Stock Exchange.

Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

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